Exhibit 10.1

Execution Version

AMENDED AND RESTATED SPONSOR SUPPORT AGREEMENT

This AMENDED AND RESTATED SPONSOR SUPPORT AGREEMENT (this “Agreement”), dated as of January 6, 2023, is made by and among Digital Transformation Opportunities Corp., a Delaware corporation (“Acquiror”), Digital Transformation Sponsor LLC, a Delaware limited liability company (“Sponsor”) and the other Persons set forth on Schedule I hereto (together with Sponsor, the “Supporting Sponsor Shareholders”) and American Oncology Network, LLC, a Delaware limited liability company (the “Company”). Acquiror, the Supporting Sponsor Shareholders and the Company shall be referred to herein from time to time collectively as the “parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Combination Agreement (as defined below).

WHEREAS, the parties entered into that certain Sponsor Support Agreement, dated as of October 5, 2022 (the “Original Support Agreement”).

WHEREAS, Acquiror and the Company have entered into that certain Amended and Restated Business Combination Agreement, dated as of the date hereof (as amended and restated, the “Combination Agreement”);

WHEREAS, as of the date hereof, the Supporting Sponsor Shareholders collectively are the holders of record and the “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of 8,112,500 shares of Acquiror Common Stock in the aggregate as set forth on Schedule I attached hereto (any shares of Acquiror Common Stock held of record or beneficially by the Supporting Sponsor Shareholders, collectively, the “Subject Acquiror Securities”);

WHEREAS, it is contemplated that pursuant to the Combination Agreement, Acquiror will acquire equity interests of the Company by means of the Business Combination upon the terms and conditions set forth in the Combination Agreement;

WHEREAS, the Supporting Sponsor Shareholders acknowledge and agree that the Company would not have entered into and agreed to consummate the transactions contemplated by the Combination Agreement without the Supporting Sponsor Shareholders entering into this Agreement and agreeing to be bound by the agreements, covenants and obligations contained in this Agreement;

WHEREAS, Section 13(b) of the Original Support Agreement provides that the Original Support Agreement may be amended or modified by a written agreement executed and delivered by Acquiror, the Company and Sponsor; and

WHEREAS, the parties desire to amend and restate the Original Support Agreement in its entirety and enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, each intending to be legally bound, hereby agree as follows:

1.              Agreement to Vote. At the Special Meeting, or any other meeting of the shareholders of Acquiror (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof) or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Supporting Sponsor Shareholder irrevocably and unconditionally agrees that it shall (a) appear at each such meeting or otherwise cause all of its Subject Acquiror Securities to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Subject Acquiror Securities:

a.           in favor of each Transaction Proposal;

b.           against any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding) relating to a Business Combination (in each case, other than the Transaction Proposals);

c.           against any merger agreement or merger (other than the Combination Agreement and the transactions contemplated thereby, including the Business Combination or the other Transaction Proposals), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; and

d.           against any proposal, action or agreement that would reasonably be expected to (i) prevent, materially impede or materially delay the consummation of the transactions contemplated by the Combination Agreement, including the Business Combination or (ii) result in any liquidation, dissolution or other change in Acquiror’s corporate structure or business other than as contemplated by the Combination Agreement.

Each Supporting Sponsor Shareholder hereby agrees that it shall not, in its capacity as a stockholder of the Sponsor, commit or agree to take any action inconsistent with the foregoing, regardless of whether or not the Business Combination or any other transaction contemplated by the Combination Agreement or any action described above is recommended by the Acquiror Board.

2.             No Redemption. Each Supporting Sponsor Shareholder hereby agrees that it shall not redeem, or submit a request to Acquiror’s transfer agent or otherwise exercise any right to redeem, any Subject Acquiror Securities in connection with the consummation of the transactions contemplated by the Combination Agreement.

3.             Waiver of Anti-dilution Protection. If a Supporting Sponsor Shareholder holds shares of Acquiror Class B Common Stock, such Supporting Sponsor Shareholder hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the Amended and Restated Certificate of Incorporation of Acquiror, dated as of March 9, 2021 and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate at which the shares of Acquiror Class B Common Stock held by it convert into shares of Acquiror Class A Common Stock in connection with the consummation of the transactions contemplated by the Combination Agreement.

4.             Supporting Sponsor Shareholder Representations and Warranties. Each Supporting Sponsor Shareholder represents and warrants to the Company (solely with respect to itself, himself or herself and not with respect to any other Supporting Sponsor Shareholder) as follows:

a.           Such Supporting Sponsor Shareholder is (i) an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) or (ii) an individual.

b.           If such Supporting Sponsor Shareholder is not an individual, such Supporting Sponsor Shareholder has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If such Supporting Sponsor Shareholder is an individual, such Supporting Sponsor Shareholder has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary exempted company, corporate, limited liability company or other similar action on the part of such Supporting Sponsor Shareholder. This Agreement has been duly and validly executed and delivered by such Supporting Sponsor Shareholder and constitutes the valid, legal and binding agreements of such Supporting Sponsor Shareholder (assuming this Agreement has been, upon execution hereof, duly authorized, executed and delivered by the other Persons party hereto), enforceable against such Supporting Sponsor Shareholder in accordance with its terms (except as enforceability is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

c.           Such Supporting Sponsor Shareholder is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Supporting Sponsor Shareholder’s Subject Acquiror Securities and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Acquiror Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Acquiror Securities, other than Liens pursuant to (i) this Agreement, (ii) the governing documents of Acquiror, (iii) the Combination Agreement, (iv) the Letter Agreement, dated as of March 9, 2021, by and among Acquiror, Sponsor and the members of Acquiror’s board of directors and/or management team, (v) the Registration and Stockholder Rights Agreement, dated as of March 9, 2021, by and among Acquiror, Sponsor and the holders signatory thereto or (vi) any applicable securities Laws. Such Subject Acquiror Securities are the only equity securities in Acquiror owned of record or beneficially by such Supporting Sponsor Shareholder on the date of this Agreement, and none of such Subject Acquiror Securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Subject Acquiror Securities other than this Agreement. Other than the Acquiror Warrants held by such Supporting Sponsor Shareholder, such Supporting Sponsor Shareholder does not hold or own any rights, options, warrants to acquire (directly or indirectly) any Equity Securities of Acquiror or any Equity Securities, debt or loans convertible into, or which can be exchanged for, Equity Securities of Acquiror.

d.           The execution and delivery of this Agreement by such Supporting Sponsor Shareholder does not, and the performance by such Supporting Sponsor Shareholder of its obligations hereunder will not (i) violate any provision of, or result in the breach of, any Law to which such Supporting Sponsor Shareholder is subject or by which any property or asset of such Supporting Sponsor Shareholder is bound, (ii) conflict with or result in a violation of the governing documents of such Supporting Sponsor Shareholder, or (iii) violate any provision of or result in breach, default or acceleration under any Contract binding upon such Supporting Sponsor Shareholder or, if such Supporting Sponsor Shareholder is an entity, its Equity Securities or, require any consent or approval that has not been given or other action that has not been taken by any Person, except in the case of clause (i) or (iii) directly above, as would not reasonably be expected to prevent, enjoin or materially delay the performance by such Supporting Sponsor Shareholder of its obligations under this Agreement.

e.           No consent, notice, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of such Supporting Sponsor Shareholder with respect to such Supporting Sponsor Shareholder’s execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby, except for filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act.

f.           As of the date hereof, there are no Actions pending against such Supporting Sponsor Shareholder, or to the knowledge of such Supporting Sponsor Shareholder, threatened against such Supporting Sponsor Shareholder, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Supporting Sponsor Shareholder of its obligations under this Agreement.

g.           Except as described in Section 5.07 of the Acquiror disclosure schedules to the Combination Agreement, no broker, finder, investment banker or other similar Person is entitled to any brokerage fee, finders’ fee or other similar commission in connection with the transactions contemplated by the Combination Agreement based upon arrangements made by such Supporting Sponsor Shareholder, for which Acquiror or any of its Affiliates may become liable.

5.             Transfer Restrictions; Earn-out Provisions.

a.           Each Supporting Sponsor Shareholder acknowledge and agree that with respect to any shares of Acquiror Class A Common Stock received by each Supporting Sponsor Shareholder (the “Sponsor Shares”), it shall not (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, assign, encumber, pledge, hypothecate, or otherwise transfer or dispose of, directly or indirectly, any such Sponsor Shares, or (b) enter into any hedge, swap, put, call, short sale, derivative or other arrangement with respect to such Sponsor Shares or (c) transfer any of the economic consequences of ownership, in whole or in part, of such Sponsor Shares, in each case, until the end of the day that is twelve (12) months after the Closing Date (such period of time, the “Sponsor Lock-Up Period”).

b.           Notwithstanding the foregoing, the Sponsor agrees that, as of the Closing Date, 35% of the Sponsor Shares held by the Sponsor as of such time (the “Sponsor Earnout Shares”) shall be subject to the following vesting and forfeiture provisions. The Sponsor agrees that it shall not (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, assign, encumber, pledge, hypothecate, or otherwise transfer or dispose of, directly or indirectly, any Sponsor Earnout Shares, or (2) enter into any hedge, swap, put, call, short sale, derivative or other arrangement with respect to any Sponsor Earnout Shares or (3) transfer any of the economic consequences of ownership, in whole or in part, of any Sponsor Earnout Shares (any of the foregoing actions referred to in clauses (1) through (3), a “Transfer”) prior to the later of (x) the expiration of the Sponsor Lock-Up Period and (y) the date such Sponsor Earnout Shares are released pursuant to this Section 5(b). The Sponsor acknowledges that the Sponsor Earnout Shares shall be legended to reflect that such shares are subject to vesting restrictions pursuant to this Agreement.

(i)            The Sponsor Earnout Shares shall vest as follows:

(1)           The Sponsor Earnout Shares shall be released at such time as the VWAP of Acquiror Class A Common Stock equals or exceeds $13.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30 consecutive Trading Day period beginning after the Closing Date and ending sixty (60) months following the Closing Date.

(2)           All of the Sponsor Earnout Shares shall be released immediately upon the consummation of an Acquiror Sale within the sixty (60) month period following the Closing Date. “Acquiror Sale” means (i) any transaction or series of related transactions that results in any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) acquiring equity securities that represent more than 50% of the total voting power of Acquiror or (ii) a sale or disposition of all or substantially all of the assets of Acquiror and its Subsidiaries on a consolidated basis, in each case other than a transaction or series of related transactions which results in at least 50% of the combined voting power of the then outstanding voting securities of Acquiror (or any successor to Acquiror) immediately following the closing of such transaction (or series of related transactions) being beneficially owned, directly or indirectly, by individuals and entities (or Affiliates of such individuals and entities) who were the beneficial owners, respectively, of at least 50% of the equity securities of Acquiror immediately prior to such transaction (or series of related transactions).

(ii)          If the Sponsor Earnout Shares are not released in accordance with Section 5(b)(i) on or before the date that is sixty (60) months after the Closing Date, the Sponsor Earnout Shares will be forfeited immediately following such date.  The Sponsor Earnout Shares that are forfeited pursuant to this Section 5(b)(ii) shall be transferred by Sponsor to Acquiror, without any consideration for such Transfer, and cancelled.

(iii)         “Trading Day” means any day on which Acquiror Class A Common Stock are actually traded on the principal securities exchange or securities market on which Acquiror Class A Common Stock are then traded.

(iv)         “VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of Acquiror.

6.             Good Faith Efforts. From the date hereof through the Closing Date, the Sponsor shall use good faith efforts to (i) assist Acquiror and the Company to the extent reasonably required in connection with any such party’s efforts to secure back-stop and/or non-redemption agreements with beneficiaries of funds deposited in the Trust Account and (ii) reduce or eliminate the amount of deferred underwriting commissions payable by or on behalf of Acquiror.

7.             Certain Fee Limitations. The Supporting Sponsor Shareholders agree that they will not be entitled to any fees or loan repayments (excluding deferred underwriters fees, any Company Termination Fee and any loans described in Section 8 herein) in excess of $10 million in the aggregate without the prior written consent of the Company.

8.             Certain Reimbursement Obligations; Loan Obligation. Sponsor agrees that, if Acquiror has not made the payment to the Company contemplated by Section 10.02(c) of the Combination Agreement within five (5) Business Days after it is required to be paid pursuant to 10.02(c) of the Combination Agreement, Sponsor shall make such payment to the Company. Sponsor agrees that if Acquiror is required to deposit funds to the Trust Account to obtain approval of the Extension Proposal pursuant to Section 8.01(d) of the Combination Agreement, Sponsor will loan all such required funds to Acquiror on reasonable or market terms.

9.             Termination. Except as provided below, this Agreement and all of its provisions shall automatically terminate, without any notice or other action by any party, and be void ab initio upon the earlier of (a) the expiration of the Sponsor Lock-Up Period, (b) the termination of the Combination Agreement in accordance with Article X thereof, and (c) the written agreement of Acquiror, the Company and Sponsor. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the termination of this Agreement pursuant to this Section 9 shall not affect any liability on the part of any party for any breach of any covenant or agreement set forth in this Agreement prior to such termination. This Section 9, together with Section 5(b), Section 8 and Sections 11 through 13 of this Agreement, shall survive any termination of this Agreement.

10.           No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the parties, partners or participants in a joint venture.

11.           Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day) (a) in the case of the Company or Acquiror, in accordance with Section 11.02 of the Combination Agreement and (b) in the case of each Supporting Sponsor Shareholder, to the address set forth next to each Supporting Sponsor Shareholder’s name on Schedule I hereto.

12.           Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

13.           Miscellaneous.

a.           This Agreement, together with the other agreements referenced herein, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Combination Agreement. This Agreement may not be assigned by any party (whether by operation of law or otherwise) without the prior written consent of Acquiror, the Company and Sponsor. Any attempted assignment of this Agreement not in accordance with the terms of this Section 13(a) shall be void.

b.           This Agreement may be amended or modified only by a written agreement executed and delivered by Acquiror, the Company and Sponsor, and any purported amendment by any party or parties effected in a manner which does not comply with this Section 13(b) shall be void, ab initio.

c.           This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

d.           Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 13(d). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

e.           This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

f.           If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

g.           The parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or otherwise (and each party hereby waives any requirement for the se-curing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law.

[signature page follows]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

DIGITAL TRANSFORMATION OPPORTUNITIES CORP.

By:	/s/ Kevin Nazemi
	Name:	Kevin Nazemi
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

AMERICAN ONCOLOGY NETWORK, LLC

By:	/s/ Todd Schonherz
	Name:	Todd Schonherz
	Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Digital Transformation Sponsor LLC:

By:	/s/ Kevin Nazemi
	Name:	Kevin Nazemi
	Title:	Manager

[Signature Page to Sponsor Support Agreement]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SUPPORTING SPONSOR SHAREHOLDER:

/s/ Kevin Nazemi
Kevin Nazemi

[Signature Page to Sponsor Support Agreement]

SCHEDULE I

Supporting Sponsor Shareholder	Address	Subject Acquiror Securities
Kevin Nazemi	10207 Clematis Court, Los Angeles, CA 90077	8,112,500